EXHIBIT 11.1
PRO FORMA EARNINGS PER SHARE





                    MDI ENTERTAINMENT, INC. AND SUBSIDIARY






 EARNINGS PER SHARE

Basic earnings per common share are based on the average number of common shares outstanding during the fiscal period. Diluted earnings per common share include, in addition to the above, the dilutive effect of common share equivalents during the year. For the three months ended March 31, 2001, common share equivalents represented convertible preferred stock and dilutive stock options and warrants using the treasury method. The income available to common shareholders and the number of shares used in the earnings per common share and earnings per dilutive share computation for three months ended March 31, 2001 was as follows:

                                            THREE MONTHS ENDED
                                               MARCH 31, 2001
                                     ------------------------------
                                       As Previously
                                        Reported         Proforma

     Net income                      $    577,284       $   577,284

     Preferred stock dividends                  -           (64,000)
                                     -------------     ------------
     Net income applicable
      to common shareholders         $    577,284       $   513,284
                                     =============     ============


                                            THREE MONTHS ENDED
                                               MARCH 31, 2001
                                     ------------------------------
                                       As Previously
                                        Reported         Proforma


    Basic:

    Average number of common
       shares outstanding              10,797,539        10,797,539

    Dilutive:

    Dilutive effect of options,
    warrants and
    convertible
    securities                          1,796,733         3,896,733
                                      ------------     -------------
    Average dilutive common
    shares outstanding                 12,594,272        14,694,272
                                      ============     =============




For the seven months stub period due to a change in fiscal year end to December 31, 2000, options to purchase 674,166 shares of common stock, preferred stock convertible into 444,444 shares of common stock, subordinated debenture convertible into 375,000 shares of common stock and warrants to purchase 1,576,656 shares of common stock were excluded from the calculation of the diluted loss per share since their inclusion would be anti-dilutive. On a proforma basis preferred stock convertible into 2,100,000 shares of common stock were also excluded as their inclusion would have been antidilutive. The loss income available to common shareholders and the number of shares used in the earnings loss per common share and earnings loss per dilutive share computation for the seven months ended December 31, 2000 was as follows:

                                           SEVEN MONTHS ENDED
                                           DECEMBER 31, 2000
                                     ------------------------------
                                       As Previously
                                        Reported         Proforma

     Net loss                        $ (2,211,051)     $ (2,211,051)

     Preferred stock dividends             (7,438)         (130,105)

     Beneficial conversion feature
      of Series B Preferred Stock        (430,346)         (430,346)
                                     -------------     -------------
     Net loss applicable
      to common shareholders         $ (2,648,835)     $ (2,771,502)
                                     =============     =============


                                             SEVEN MONTHS ENDED
                                              DECEMBER 31, 2000
                                     ------------------------------
                                       As Previously
                                        Reported         Proforma
    Basic and dilutive:

    Average number of common
       shares outstanding               9,962,936         9,962,936
                                     =============     =============